Exhibit 10.32

***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2.

LICENSING AGREEMENT
between
ETH Zurich
Raemistrasse 101, 8092 Zurich, Switzerland
(hereinafter referred to as “Licensor” or “ETH”)
and
Regulus Therapeutics Inc.
Rutherford Road, Carlsbad, CA 92008-7208, U.S.A.
(hereinafter referred to as “Licensee”)
Collectively called the “Parties” or individually the “Party”

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PREAMBLE
Licensor has developed certain Technology and owns certain Patents relating to oligonucleotides targeting miRNAs for the treatment of insulin resistance and type 2 diabetes. Licensor is desirous that such Technology and Patents be developed and exploited to the fullest possible extent so that their benefits can be enjoyed by the general public.
The Licensee wishes to acquire rights in the Technology for the development and commercialization in the Field of Use and in the Territory, all in accordance with the terms of this licensing agreement (Agreement).

1.	DEFINITIONS

Affiliate
Shall mean any corporation or other business entity which controls, is controlled by or is under common control of Licensee. For purposes of this definition, an entity shall be regarded as in “control” of another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors (or, in the case of an entity that is not a corporation, the corresponding managing authority).

Blocking Inventions	Any patent or patent application controlled by Licensor necessary to practice the Technology.

Effective Date	Shall be defined as the date of the last signature of the Parties on this Agreement.

Field of Use	All fields of use covered by the Patents

License	Shall be defined as the rights granted by the Licensor under the terms of this Agreement.

License Fees	Shall mean the fees payable by the Licensee to the Licensor for the rights granted to Licensee under this Agreement.

Licensed Products	Shall mean any products whose making, using, selling or other commercialization would infringe a Valid Claim of the Patents.

Net Sales	Shall mean the total of the gross amounts received for sales of Licensed Products by or on behalf of Licensee, Affiliates

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or Sub-licensees, less the sum of the following actual and customary deductions where applicable: cash, trade, or quantity discounts; value added, sales or use taxes, and custom duties; transportation charges; and credits to customers because of rejections, returns or rebates.

Patent(s)
Shall mean (1) patent (application): […***…], any members of the patent family claiming priority of these original patent applications, including any patent application or granted patent, whether domestic or foreign, including all provisionals, and all divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions, and supplementary protection certificates of any such patents and patent applications, and (ii) any patent issuing therefrom.

Sub-license	Shall mean a sublicense granted by Licensee to a non-Affiliate third party, giving rights derived from the license granted to Licensee under Section 3 of this Agreement.

Sub-licensee	Shall mean a non-Affiliate third party to whom Licensee grants a Sub-license.

Technology	Shall be defined as the inventions claimed in the Patents.

Territory	Shall be defined as the countries where (provisional) patent protection for the Patents is sought or granted.

Valid Claim
Shall be defined as any (i) issued claim of a Patent not rejected by a final decision of a patent office or of a court of competent jurisdiction until the date of such final decision; or (ii) a claim of a pending patent application of the Patents that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling, provided however, that (a) Valid Claim will exclude any such pending claim that does not have a reasonable bona fide basis for patentability (such reasonable bona fide basis to be determined by outside counsel selected by the parties the event that the parties disagree as to whether there is a reasonable bona fide basis for patentability for such a claim).

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2.	OBJECT OF LICENSE
Licensor grants Licensee a License under the terms of this Agreement.

3.	SCOPE OF LICENSE
Licensor grants Licensee an exclusive License in the Territory, under the Patents to research, develop, make, have made, use, sell, offer for sale, have sold, export and import Licensed Products in the Field of Use.
Licensor retains the right to use the Patents and consent to the use of the Patents by academic and research institutions for non-commercial purposes, free of charge. Licensor is further allowed to use the Patents for non-commercial collaborations with commercially oriented third parties. In case of any commercialization by said third party, this party has to negotiate an agreement with Licensor/Licensee or the Licensee directly, as the case may be. For purpose of clarification, non-commercial purposes does not include human clinical trials.
Licensee gets a free, non-exclusive license on Blocking Inventions held by Licensor if this is required to commercialize the Patents and only to the extent that no third party rights existing as of the Effective Date are in conflict with such a non-exclusive license.

4.	RIGHT TO GRANT SUB-LICENSES
Licensee has the right to grant Sub-licenses within the scope of this Agreement under the following conditions.
Licensee shall:

(i)	to the extent possible, ensure that the terms of any Sub-license agreement include obligations equivalent to those contained in this Agreement;

(ii)
provide Licensor with a copy of each Sub-license contract issued within 30 days of execution (which copy may be redacted to remove confidential information so long as such redactions will not prevent Licensor’s reasonable determination as to whether such Sub-license was entered into in accordance with this Agreement);

(iii)	collect and guarantee payment from Sub-licensees according to Article 5.
Any Sub-license entered into in accordance with the terms of this Agreement prior to the date of any termination of this Agreement that is not in breach of this Agreement as of the date of such termination shall survive any such termination of this Agreement if (i) the relevant Sub-licensee is not in breach of this Agreement; and (ii) the relevant Sub-licensee agrees in writing to make any

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payments required under this Agreement directly to Licensor and to comply with the terms of this Agreement (including for the avoidance of doubt the direct obligation vis-a-vis Licensor to provide reports in accordance with Section 7). Licensor shall however not be bound to take over any duties of Licensee towards the Sub-licensee, if he is not able to do so in his capacity as a public research institution.

5.	LICENSE FEES
Licensee shall pay the following types of License Fees:

(1)	Upfront payment: CHF 20,000

(2)	Milestone payments: With respect to the 1st Licensed Product covered by a Valid Claim to achieve a milestone event set forth below, Licensee will pay the following amounts:

Ù	Upon entrance into clinical trial phase I: […***…] CHF

Ù	Upon entrance into clinical trial phase II: […***…] CHF

Ù	Upon entrance into clinical trial phase III: […***…] CHF

Ù	Upon market approval: […***…] CHF
Milestone Payments will be due only once upon the 1st achievement of a milestone event by Licensee or any of its Affiliates or Sublicensees (e.g. if a second phase I trial is initiated for the 1st Licensed Product, no additional payment will be due).

(3)	Annual minimum payments: CHF 10,000
Such annual minimum payments are creditable against any other royalties due according to this Paragraph in the same calendar year.
Out-of-pocket patent costs paid by Licensee are creditable against the Annual minimum payments of the same calendar year.

(4)	Royalties: […***…]% on Net Sales of Licensed Products covered by a Valid Claim of the Patent, and sold by either the Licensee, an Affiliate or a Sub-licensee.
In the event that the Licensee is required to make payments to a 3rd party in respect of licenses to intellectual property necessary or useful to make, use,

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and/or sell Licensed Products, Royalties due to ETH hereunder will be subject to reduction by an amount equal to […***…]% of the amounts paid to any such 3rd party, provided that in no event will such Royalties be reduced to less than a minimum Royalty of […***…]%.
Royalties are owed on a country by country base where a Valid Claim of a License Patent, but for the license granted under this Agreement, would be infringed by the making, using or selling of a Licensed Product in such country.
In the event of substantial changes of Patent claims or invalidation of the whole Patent by a final decision of a patent office or of a court of competent jurisdiction, Parties agree to renegotiate the License Fees in good faith, taking into consideration the effect of the changes in view of the remaining possibility of Licensee to generate income from the Patents. Licensee shall not, however, be relieved from paying License Fees that are due until the date of such final decision.

6.	CONDITIONS OF PAYMENT
Upfront payments are due within 30 days after the Effective Date.
License Fees will be reported by Licensee to Licensor according to Article 7 no later than the end of January for the preceding calendar year, the first time no later than end of March 2010. Payments will be made in Swiss Francs (CHF) within 30 days after invoicing by Licensor to the following account with the remark “Licensing Agreement” and referring to the invoice number and the ETH-internal Fonds number […***…]:
[…***…]

Late payments will bear 5% interest without further reminder.
All payments named in this Agreement are without VAT; VAT shall be added by Licensor to any invoice, if applicable.
Licensee shall bear any withholding taxes on such payments as required by law and provide to Licensor appropriate documentation of such tax payment. The Parties shall use reasonable efforts to: (i) avoid or minimize any such withholding; and (ii) take advantage of any double taxation treaty as may be available.

7.	REPORTING AND BOOK INSPECTION
7.1    Licensee shall submit to Licensor annual progress reports covering Licensee’s and each Affiliate’s and Sub-licensee’s activities to develop and commercialize the Technology. Such

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reports shall be due on or before January 31 (starting with January 31, 2011) of each calendar year and shall include a summary of work completed; summary of work in progress; current schedule of anticipated events or Milestones; plans for marketing approval of Licensed Products; governmental approvals necessary for marketing; and summary of resources spent in the reporting period.
Royalty report: Licensee shall submit to Licensor yearly royalty and other License Fees reports on or before January 31 of each calendar year. Each royalty report shall cover Licensee’s and each Affiliate’s most recently completed calendar year and shall include the basis for calculation.
Report on Sub-licenses: Licensee shall submit to Licensor a list of all Sub-licensees including the Net Sales of each Sub-licensee separately on a yearly basis together with the royalty report of the previous paragraph.
If no sales of Licensed Products have been made during any reporting period, Licensee shall so report.
7.2    Licensee will grant Licensor access to all necessary books, which must be kept to allow for checking of the correctness of the report in accordance with the terms of this Agreement. Licensor is entitled itself or by a reputable auditing firm to audit the report.
Licensor carries the cost of such audit. The cost will be borne by Licensee if the audit shows an underpayment of Licensee by 5% or more.

8.	DUTIES OF LICENSEE
8.1    Licensee is obliged to use diligent and reasonable efforts to develop and commercially exploit the Patents in connection with at least one Licensed Product to the maximum extent worldwide and throughout the Territory.
8.2    If Licensor determines that Licensee has not fulfilled its obligations under Section 8.1, Licensor shall furnish Licensee with written notice of the determination. Within sixty (60) days after receipt of the notice, Licensee shall either (a) fulfill the relevant obligation or (b) negotiate with Licensor a mutually acceptable development and commercialization plan, including a schedule of diligence events for the Licensed Product to cure such breach. In the event Licensor and Licensee are unable to reach a mutually acceptable resolution, the dispute shall be referred to senior executives of each Party, who shall meet at a mutually acceptable time and location within thirty (30) days after expiration of the specified sixty (60) day period and attempt to negotiate a settlement which may include development and commercialization plan, including a schedule of diligence events. In the event the designated senior executives are not able to resolve such dispute during such thirty (30) day period, then the affected party, upon written notice to the other party, may initiate arbitration pursuant to Section 14, wherein the arbitrator shall be permitted to consider a new development

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and commercialization plan, including a schedule of diligence events for the Licensed Product, and termination of the Agreement in resolving the dispute. The award of the arbitrator shall be the sole and exclusive remedy between the affected Parties regarding any such dispute and shall be final and binding upon the Parties.

9.	CONFIDENTIALITY
The Licensee shall hold confidential any and all communicated data, documents and information transferred, even if they have not been explicitly defined as being secret or confidential. This confidentiality obligation also continues to be valid subsequent to an ordinary or extraordinary termination of this Agreement. The Licensee shall oblige its employees, its possible Sub-licensees and their employees, as well as persons and companies co-operating with the Licensee to comply with the same confidentiality obligation.
The above confidentiality obligation of the Licensee shall not apply to information which:

(i)	has been known to the general public prior to disclosure by the Licensor or becomes public domain thereafter;

(ii)
came to the knowledge of the Licensee through a third party which obtained such information without breach of any agreement or contract and which was or is authorized to have such information or which obtained such information by an authorized party;

(iii)	has been known by the Licensee prior to communication or disclosure by the Licensor.

10.	WARRANTY AND LIABILITY
10.1    The Licensor represents and warrants that it is the owner and can dispose of the Patents and that it has not granted any rights to third parties which are in contradiction to the rights granted in this Agreement. In addition thereto, Licensor does not give any representations or warranties in respect to the legal existence or the extent of the protection of the Patents.
Licensor has not performed any searches or investigations into the existence of any third party rights that may affect commercial use of the Patents. Licensor does not give any warranty that the exercise of any of the rights granted under this Agreement will not infringe any other intellectual property or other rights of any third party.
Each Party acknowledges that the Technology is at an early stage of development. Accordingly, efficacy and usefulness cannot be guaranteed and any results, materials, information or other items provided under this Agreement are provided “as is” and without any express or implied warranties, representations or undertakings. As examples, but without limiting the foregoing, no Party is giving any warranty to the other Party that any product derived from the

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Patents is of merchantable or satisfactory quality, is fit for any particular purpose, complies with any sample or description, or is viable, uncontaminated, safe or non-toxic.
10.2    The Licensor shall not be liable for indirect damages, including but not limited to damages resulting from the manufacturing, the sale and the distribution of Licensed Products by the Licensee or the Sub-licensees for which the Licensee or the Sub-licensees are held responsible by third parties. In the event of a statutory liability of the Licensor for third party damages, Licensee shall indemnify and hold the Licensor harmless against any and all claims of third parties resulting from damages caused by Licensed Products which are manufactured, sold and distributed by the Licensee, Affiliates or Sub-licensees.
For direct damages incurred by the Licensee in connection with the present licensing, the Licensor is liable only if they are caused by unlawful intent or gross negligence. Any further liability shall be excluded to the extent legally admissible. in addition Licensee’s agreement to indemnify and hold Licensor harmless is conditioned upon Licensor (i) providing written notice to Licensee of any claim, demand or action arising out of the indemnified activities within thirty (30) days after Licensor has knowledge of such claim, demand or action, (ii) permitting Licensee to assume full responsibility to investigate, prepare for and defend against any such claim or demand, (iii) assisting Licensee, at Licensee’s reasonable expense, in the investigation of, preparation of and defense of any such claim or demand; (iv) undertaking reasonable steps to mitigate any loss, damage or expense with respect to the applicable claim; and (v) not compromising or settling such claim or demand without Licensee’s prior written consent.

11.	ADMINISTRATION, COSTS AND MAINTENANCE OF PATENTS
11.1    Licensee is responsible for filing and administration of the Patents on behalf of Licensor and will directly communicate with the patent attorney and/or patent offices. The Patents will be filed in the name of ETH. The Licensee shall take any and all actions necessary in order to prosecute and maintain the Patents. Licensee will carry all costs for the Patent prosecution, maintenance and renewal. All out-of-pocket patent costs paid by Licensee are creditable against the Annual minimum payments of the same calendar year.
11.2    The Licensee will use good faith commercially reasonable efforts to file, prosecute and maintain the Patents in at feast the following countries:
EP (including DE, FR, GB, CH, IT, ES); US; JP
11.3    Licensee shall send a copy of any significant Patent document to the Licensor. Any important decisions and actions that have to be taken must be discussed between the Parties in good faith and well in advance; provided, subject to Section 11.2 Licensee will have final discretion regarding the filing, prosecution and maintenance of the Patents. This is especially true for changes

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in the country list, substantial changes in Patent claims and other irreversible actions. Notwithstanding the foregoing, in the event that Licensee elects not to pursue or continue the filing, prosecution (including any material reduction in claim scope) or maintenance of any Patent in any country, Licensee shall provide Licensor with an opportunity to assume responsibility for such filing, prosecution or maintenance of such Patent; and Licensee will cooperate with Licensor as reasonably requested by Licensor to facilitate control of such filing, prosecution and maintenance by Licensor.

12.	DEFENCE OF PATENTS
The Parties will inform each other of any violation of the Patents by third parties or of any third party’s attack against one of the Parties for the use of a Patent or against the validity of the Patents. The Parties shall jointly decide on first actions to be taken in connection with such violation.
12.1    Patent defence: ETH shall have the first right to defend the Patents at its expense. It has, however, no obligation. In case ETH does not make use of its first right, Licensee shall have the right to defend the Patents at its own expense.
12.2    Patent enforcement: Licensee shall have the first right to enforce the Patents.
The Parties will coordinate all efforts to defend and enforce the Patents and will reasonably support each other at their own expense.
Any recovery made by Licensee, through court judgment or settlement, first will be applied to reimburse each Party for its litigation expense and any remaining recoveries will be retained by Licensee; provided Licensee will pay royalties to Licensor on such retained amounts as Net Sales of Licensed Products in accordance with subsection (4) of Section 5. Any recovery made by Licensor in enforcing a Patent in accordance with Section 12.2, through court judgment or settlement, first will be applied to reimburse each Party for its litigation expense and any remaining recoveries will be retained by Licensor.

13.	TERM OF THE AGREEMENT
13.1    This Agreement enters into force with the last signature of the Parties.
13.2    This Agreement terminates regularly when the last Patent claim expires.
13.3    This Agreement may be terminated by Licensee with 60 days written notice.
13.4    This Agreement can be terminated with immediate effect if:
(a)    Licensee itself or a third party files for insolvency, bankruptcy or liquidation of Licensee. Licensee has the duty to inform Licensor on any imminent insolvency.

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(b)    By Licensee for any or no reason upon at least 60 days written notice to Licensor.
(c)    Either Party breaches material terms of this Agreement and does not remedy such breach within 30 days after written notice by the other Party. Material breaches for Licensee are limited to the following events:
(i)    does not make undisputed payments when due and payable under this Agreement within the time agreed upon;
(ii)    does not develop or commercialize a Licensed Product and under Article 8, the arbitrator rules Licensor may terminate this Agreement;
(iii)    challenges the validity of the Patents.
Upon termination of this Agreement, Licensee shall immediately refrain from any use or exploitation of the Patents licensed under this Agreement. Furthermore, immediately upon termination of this Agreement, Licensee is obliged to return to the Licensor or cease using any documents and/or materials made available in connection with this Agreement. The same shall apply for copies made thereof.
If, upon termination of this Agreement, a stock of products remains, which were manufactured on the basis of the Patents, the Licensee may sell and distribute such products during six months subsequent to the termination of this Agreement. For such sales, the royalties and payment conditions as agreed under Article 5 and 6 shall apply.

14.	APPLICABLE LAW AND PLACE OF JURISDICTION
Any dispute, controversy, or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules.
The number of arbitrators shall be one or three; the seat of the arbitration shall be determined by the arbitrator(s); the arbitral proceedings shall be conducted in English.
The applicable law shall be Swiss law.

15.	FINAL PROVISIONS
15.1    Advertising: Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto unless mutually agreed in writing.

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15.2    Confidentiality of this Agreement: The Parties may acknowledge and communicate the existence of this Agreement and the extent of the license grant in Article 3 to third parties, but shall not disclose the financial terms of this Agreement to third parties without the prior written consent of the other Party, except where one Party is required by law to do so. In addition, Licensee may disclose this Agreement and its terms to advisors (including financial advisors, attorneys and accountants); actual or potential acquisition partners, private investors or Sub-licensees; and others on a need to know basis, in each case under the confidentiality provisions. Licensor may disclose this Agreement and its terms to its superior entities as required by ETH regulations.
15.3    Duty of assistance: The Parties will provide each other promptly, to the extent possible and reasonable, with any mutual assistance required to enable the Parties to exercise the rights which are conferred on them by this Agreement. In particular, they will provide the signatures required to obtain Patents.
15.4    Assignment: Licensee may not assign this Agreement and/or rights arising from this Agreement without the prior written consent of Licensor; except that either party may assign this agreement in connection with the sale (whether by merger, stock sale or asset sale) of all or substantially all of its business to which this Agreement relates.
15.5    Severability clause: Should any provision of this Agreement be invalid or unenforceable or should the Agreement contain an omission, the remaining provisions shall remain valid. In the place of an invalid provision, a valid provision is presumed to be agreed upon by the Parties which comes closest to the one actually agreed upon; the same shall apply in case of an omission.
15.6    Entire Agreement and amendments: This Agreement embodies the entire understanding of the Parties and supersedes all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding on the Parties unless made in writing and signed on behalf of each Party.
The Parties shall not infer from this Agreement any other rights than those that are explicitly stated herein.
Addresses for correspondence:
ETH Zurich, ETH transfer, HG E 43-49, Raemistrasse 101, CH-8092 Zurich
Regulus Therapeutics Inc., 1896 Rutherford Road, Carlsbad, CA 92008-7208, U.S.A.
Signed by the duly authorized representatives of the Parties:

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ETH Zurich    Zurich, May 7, 2010
/s/ M. Stoffel        /s/ R. Siegwart

Prof. Markus Stoffel

/s/ M. Stoffel	/s/ R. Siegwart
Prof. Markus Stoffel	Roland Siegwart Vice President Research and
Corporate Relations
Regulus Therapeutics Inc.    Carlsbad, California, April 30, 2010

/s/ Kleanthis G. Xanthopoulos
Kleanthis G. Xanthopoulos, Ph.D.
President and Chief Executive Officer

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